Exhibit 99.1

Diamond S Shipping Inc.
and Subsidiaries

Unaudited Condensed Consolidated Financial Statements
as of June 30, 2021 and December 31, 2020
and for the Three and Six Months Ended
June 30, 2021 and 2020

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets
as of June 30, 2021 and December 31, 2020

(In Thousands, except for share and per share data)

(Unaudited)

	June 30, 2021	December 31, 2020
Assets
Current assets:
Cash and cash equivalents	$95,289	$98,059
Due from charterers – Net of provision for doubtful accounts of $1,780 and $1,577, respectively	45,217	39,141
Inventories	23,667	17,457
Vessels held for sale	—	45,351
Prepaid expenses and other current assets	9,509	7,737
Restricted cash	6,392	6,140
Total current assets	180,074	213,885

Noncurrent assets:
Vessels – Net of accumulated depreciation of $700,159 and $650,259, respectively	1,654,035	1,702,749
Other property – Net of accumulated depreciation of $1,014 and $886, respectively	234	359
Deferred drydocking costs – Net of accumulated amortization of $33,362 and $27,343, respectively	29,368	32,391
Advances to Norient pool	8,205	8,001
Time charter contracts acquired – Net of accumulated amortization of $5,654 and $4,686, respectively	1,246	2,214
Derivative asset	369	—
Other noncurrent assets	5,116	2,244
Total noncurrent assets	1,698,573	1,747,958
Total assets	$1,878,647	$1,961,843

Liabilities and Equity
Current liabilities:
Current portion of long-term debt – Net of deferred financing costs of $101 and $0, respectively	$168,725	$196,325
Accounts payable and accrued expenses	29,868	25,817
Deferred charter hire revenue	1,575	3,051
Derivative liability	552	580
Total current liabilities	200,720	225,773

Long-term debt – Net of deferred financing costs of $10,640 and $12,531, respectively	499,156	506,065
Derivative liability	—	569
Total liabilities	699,876	732,407

Commitments and contingencies (Note 15)

Equity:
Common stock, par value $0.001; 100,000,000 shares authorized; issued and outstanding 40,181,305 and 39,968,323 shares at June 30, 2021 and December 31, 2020, respectively	40	40
Treasury stock – at cost; 137,289 shares at June 30, 2021 and December 31, 2020	(1,418)	(1,418)
Additional paid-in capital	1,243,637	1,241,822
Accumulated other comprehensive loss	(182)	(1,149)
Accumulated deficit	(99,945)	(45,250)
Total Diamond S Shipping Inc. equity	1,142,132	1,194,045
Noncontrolling interests	36,639	35,391
Total equity	1,178,771	1,229,436
Total liabilities and equity	$1,878,647	$1,961,843

See notes to condensed consolidated financial statements.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Operations
for the Three and Six Months Ended June 30, 2021 and 2020

(In Thousands)
(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Revenue:
Spot revenue	$53,288	$162,419	$102,089	$350,071
Time charter revenue	13,824	20,815	28,675	42,888
Pool revenue	29,459	319	53,527	319
Voyage revenue	96,571	183,553	184,291	393,278

Operating expenses:
Voyage expenses	36,760	49,349	69,810	124,030
Vessel expenses	38,898	41,738	80,860	83,274
Depreciation and amortization expense	28,019	28,771	56,070	57,531
General and administrative expenses	6,522	7,485	13,040	15,609
Other corporate expenses	393	—	5,173	—
Total operating expenses	110,592	127,343	224,953	280,444
Operating (loss) income	(14,021)	56,210	(40,662)	112,834
Other (expense) income:
Interest expense	(5,979)	(9,711)	(12,150)	(21,087)
Other income	—	3	2	336
Total other expense – Net	(5,979)	(9,708)	(12,148)	(20,751)
Net (loss) income	(20,000)	46,502	(52,810)	92,083
Less: Net income attributable to noncontrolling interest	1,053	790	1,885	1,327
Net (loss) income attributable to Diamond S Shipping Inc.	$(21,053)	$45,712	$(54,695)	$90,756

Net (loss) income per share – basic	$(0.53)	$1.15	$(1.37)	$2.28
Net (loss) income per share – diluted	$(0.53)	$1.14	$(1.37)	$2.26

Weighted average common shares outstanding – basic	40,074,727	39,920,559	40,074,821	39,861,943
Weighted average common shares outstanding – diluted	40,074,727	40,111,348	40,074,821	40,091,647

See notes to condensed consolidated financial statements.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Comprehensive (Loss) Income
for the Three and Six Months Ended June 30, 2021 and 2020
(In Thousands)

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Net (loss) income	$(20,000)	$46,502	$(52,810)	$92,083
Unrealized loss on cash flow hedges	(96)	(896)	(182)	(896)
Other comprehensive loss	(96)	(896)	(182)	(896)
Comprehensive (loss) income	(20,096)	45,606	(52,992)	91,187
Less: comprehensive income attributable to noncontrolling interest	1,053	790	1,885	1,327
Comprehensive (loss) income attributable to Diamond S Shipping Inc.	$(21,149)	$44,816	$(54,877)	$89,860

See notes to condensed consolidated financial statements.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Changes in Equity
for the Six Months Ended June 30, 2021 and 2020
(In Thousands)

(Unaudited)

	Common Stock	Treasury Stock	Additional Paid- in Capital	Accumulated Other Comprehensive Loss	Accumulated Deficit	Noncontrolling Interests	Total
Balance – January 1, 2021	$40	$(1,418)	$1,241,822	$(1,149)	$(45,250)	$35,391	$1,229,436
Stock-based compensation	—	—	1,086	—	—	—	1,086
NT Suez Holdco LLC distribution	—	—	—	—	—	(637)	(637)
Unrealized gain on cash flow hedges	—	—	—	1,063	—	—	1,063
Net (loss) income	—	—	—	—	(33,642)	832	(32,810)
Balance – March 31, 2021	40	(1,418)	1,242,908	(86)	(78,892)	35,586	1,198,138
Stock-based compensation	—	—	1,107	—	—	—	1,107
Unrealized loss on cash flow hedges	—	—	—	(96)	—	—	(96)
Equity awards net settled to cover employee withholding taxes	—	—	(378)		—	—	(378)
Net (loss) income	—	—	—	—	(21,053)	1,053	(20,000)
Balance – June 30, 2021	$40	$(1,418)	$1,243,637	$(182)	$(99,945)	$36,639	$1,178,771

	Common Stock	Treasury Stock	Additional Paid- in Capital	Accumulated Other Comprehensive Loss	(Accumulated Deficit) Retained Earnings	Noncontrolling Interests	Total
Balance – January 1, 2020	$40	$—	$1,237,658	$—	$(68,567)	$34,811	$1,203,942
Stock-based compensation	—	—	1,334	—	—	—	1,334
NT Suez Holdco LLC distribution	—	—	—	—	—	(1,568)	(1,568)
Shares repurchased	—	(1,418)	—	—	—	—	(1,418)
Net income	—	—	—	—	45,044	537	45,581
Balance – March 31, 2020	40	(1,418)	1,238,992	—	(23,523)	33,780	1,247,871
Stock-based compensation	—	—	1,109	—	—	—	1,109
NT Suez Holdco LLC distribution	—	—	—	—	—	(343)	(343)
Unrealized loss on cash flow hedges	—	—	—	(896)	—	—	(896)
Equity awards net settled to cover employee withholding taxes	—	—	(693)		—	—	(693)
Net income	—	—	—	—	45,712	790	46,502
Balance – June 30, 2020	$40	$(1,418)	$1,239,408	$(896)	$22,189	$34,227	$1,293,550

See notes to condensed consolidated financial statements.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows
for the Six Months Ended June 30, 2021 and 2021
(In Thousands)

(Unaudited)

	For the Six Months Ended June 30,
	2021	2020
Cash flows from Operating Activities:
Net (loss) income	$(52,810)	$92,083
Adjustments to reconcile net (loss) income to net cash provided by operating activities:
Depreciation and amortization expense	56,070	57,531
Amortization of deferred financing costs	1,790	1,771
Amortization of time charter hire contracts acquired	968	1,518
Stock-based compensation expense	2,194	2,443
Changes in assets and liabilities	(13,584)	6,802
Cash paid for drydocking	(2,337)	(3,014)
Net cash (used in) provided by operating activities	(7,709)	159,134

Cash flows from Investing Activities:
Proceeds from sale of vessels	46,240	—
Payments for vessel additions and other property	(3,734)	(7,481)
Net cash provided by (used in) investing activities	42,506	(7,481)

Cash flows from Financing Activities:
Principal payments on long-term debt	(89,299)	(67,195)
Borrowings on revolving credit facilities	53,000	—
Repayments on revolving credit facilities	—	(45,000)
NT Suez Holdco LLC distribution	(637)	(1,911)
Shares repurchased	—	(1,418)
Cash paid to net settle employee withholding taxes on equity awards	(379)	(693)
Payments for deferred financing costs	—	(584)
Net cash used in financing activities	(37,315)	(116,801)
Net (decrease) increase in cash, cash equivalents and restricted cash	(2,518)	34,852
Cash, cash equivalents and restricted cash – Beginning of period	104,199	89,219
Cash, cash equivalents and restricted cash – End of period	$101,681	$124,071

Supplemental disclosures:
Cash paid for interest	$9,965	$20,036
Unpaid vessel additions in Accounts payable and accrued expenses at the end of the period	$533	$—

See notes to condensed consolidated financial statements.

DIAMOND S SHIPPING INC. AND SUBSIDIARIES

(In Thousands, except for share and per share data)

Notes to Condensed Consolidated Financial Statements
(Unaudited)

1.	BUSINESS AND BASIS OF PRESENTATION

Business — Diamond S Shipping Inc. (“DSSI” or the “Company”) is a seaborne transporter of crude oil and refined petroleum products, operating in the international shipping industry. As of June 30, 2021, through its wholly owned subsidiaries, the Company owns and operates 62 tanker vessels: 11 Suezmax crude carriers, one Aframax crude carrier and 50 medium range (“MR”) product carriers. The Company also controls and operates two Suezmax vessels through a joint venture (Refer to Note 3 — Joint Venture Investments).

Merger Transaction — On March 30, 2021, the Company, International Seaways, Inc. (“INSW”), and Dispatch Transaction Sub, Inc., a wholly owned subsidiary of INSW (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), pursuant to which Merger Sub will, upon the terms and subject to the conditions set for in the Merger Agreement, merge with and into DSSI in a stock-for-stock transaction (the “Merger Transaction”). After the Merger, DSSI will continue as the surviving corporation that will be a wholly owned subsidiary of INSW.

On July 16, 2021 (the “Effective Time”), the Merger Transaction was effected whereby the Company became a wholly owned subsidiary of INSW and each common share of the Company (the “Diamond S Common Shares”) issued and outstanding immediately prior to the Effective Time was converted into the right to receive 0.55375 of a share of common stock of INSW (“INSW Common Stock”). The aforementioned 0.55375 exchange ratio set forth in the Merger Agreement resulted in INSW shareholders owning approximately 55.75% of the outstanding shares of INSW Common Stock following the Effective Time and the Company’s shareholders owning approximately 44.25% of the outstanding shares of INSW Common Stock following the Effective Time.

In connection with the Merger Transaction, lenders under the Company’s existing credit facilities agreed, among other things, to consent to the Merger Transaction and waive any event of default that would arise as a result of the Merger Transaction. Lenders under two of the Company’s existing credit facilities entered into amended and restated facility agreements (the “A&R Debt Agreements) (Refer to Note 8 — Long-Term Debt) as of the Effective Time. In addition, INSW has agreed to become a credit party to the A&R Debt Agreements and has guaranteed the Company’s obligations under the A&R Debt Agreements upon their effectiveness.

2.	Summary of SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation — The accompanying condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) which includes the accounts of the Company and its direct and indirect wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated in consolidation.

Basis of Presentation — The accompanying condensed consolidated financial statements have been prepared in accordance with U.S. GAAP for interim financial information and the rules and regulations of the Securities and Exchange Commission (the “SEC”). In the opinion of management of the Company, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of financial position and operating results have been included in the statements. Certain information and footnote disclosures normally included in financial statements prepared in accordance with U.S. GAAP have been condensed or omitted. These condensed consolidated financial statements should be read in conjunction with the consolidated financial statements as of and for the year ended December 31, 2020 and notes thereto included in the Company’s annual report on Form 10-K. The results of operations for the three and six months ended June 30, 2021 are not necessarily indicative of the operating results to be expected for the year ending December 31, 2021.

Prior to the Merger Transaction, the Company was an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, during this time period, the Company was eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. Section 107 of the JOBS Act provides that an emerging growth company can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. The Company was able to take advantage of the benefits of this extended transition period for as long as it was available. The Company’s condensed consolidated financial statements may therefore not be comparable to those of companies that comply with such new or revised accounting standards. Section 107 of the JOBS Act provides that the decision not to opt out of the extended transition period for complying with new or revised accounting standards is irrevocable.

Cash and Cash Equivalents, and Restricted Cash — The following table provides a reconciliation of Cash and cash equivalents and Restricted cash reported within the consolidated balance sheets that sum to the total of the amounts shown in the condensed consolidated statements of cash flows:

	June 30, 2021	December 31, 2020	June 30, 2020	December 31, 2019
Cash and cash equivalents	$95,289	$98,059	$118,392	$83,609
Restricted cash	6,392	6,140	5,679	5,610
Total Cash and cash equivalents, and Restricted cash shown in the condensed consolidated statements of cash flows	$101,681	$104,199	$124,071	$89,219

Amounts included in restricted cash represent those required to be set aside by the $66 Million Facility, as defined in Note 8 below. The restriction will lapse when the related long-term debt is retired.

Revenue and Voyage Expense Recognition — Total revenue includes revenue earned on fixed rate time charters, spot market voyage charters, spot market-related time charters and pools. Pursuant to the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) 606, “Revenue from Contracts with Customers,” which was adopted as of January 1, 2019, revenue for spot market voyage charters is recognized ratably over the total transit time of each voyage, which commences at the time the vessel arrives at the loading port and ends at the time the discharge of cargo is completed at the discharge port.

As a result of the adoption of the new revenue recognition guidance on January 1, 2019, the Company recorded a net increase to the opening accumulated deficit of $2,784 for the cumulative impact of adopting the new guidance. The impact related primarily to the change in accounting for spot market voyage charters. Prior to the adoption of the new guidance, revenue for spot market voyage charters was recognized ratably over the total transit time of the voyage, which previously commenced at the later of when the vessel departed from its last discharge port or when an agreement was entered into with the charterer, and ended at the time the discharge of cargo was completed at the discharge port. As a result of the adoption of the new guidance, revenue for spot market voyage charters is now being recognized ratably over the total transit time of the voyage which now begins when the vessel arrives at the loading port and ends at the time the discharge of cargo is completed at the discharge port. Additionally, the Company has identified that the contract fulfillment costs of spot market voyage charters consist primarily of the fuel consumption that is incurred by the Company from the end of the previous vessel employment until the arrival at the loading port. The fuel consumption during this period is deferred and recorded as deferred voyage costs included in Prepaid expenses and other current assets in the condensed consolidated balance sheet and is amortized ratably over the total transit time of the voyage from arrival at the loading port until the vessel departs from the discharge port and recognized as part of Voyage expenses. Refer also to Note 6 — Prepaid expenses and other current assets.

In time charters, operating costs including crews, maintenance and insurance are typically paid by the owner of the vessel and specified voyage costs such as fuel and port charges are paid by the charterer. These voyage expenses are borne by the Company when engaged in spot market voyage charters. As such, there are significantly higher voyage expenses for spot market voyage charters as compared to time charters. There are certain other non-specified voyage expenses, such as commissions, which are typically borne by the Company.

The Company recognizes revenue from pool arrangements based on its portion of the net distributions reported by the pool, which represents the net voyage revenue of the pool after voyage expenses and certain pool manager fees.

Recent Accounting Pronouncements

New accounting standards to be implemented — In February 2016, the FASB issued ASU No. 2016-02, “Leases (Topic 842)” (“ASU 2016-02”), which establishes a comprehensive new lease accounting model. ASU 2016-02 clarifies the definition of a lease, requires a dual approach to lease classification similar to current lease classifications, and causes lessees to recognize leases on the balance sheet as a lease liability with a corresponding right-of-use asset for leases with a lease term of more than twelve months. For the Company, ASU 2016-02 is effective for annual periods beginning after December 15, 2021, and interim reporting periods within annual reporting periods beginning after December 15, 2022, with early adoption permitted. The most significant effects of adoption relate to the recognition of right-of-use assets and lease liabilities on the balance sheet for operating leases and providing new disclosures about the Company’s leasing activities. The Company is currently analyzing its contracts and will then calculate the right-of-use assets and lease liabilities as of January 1, 2022 based on the present value of the Company’s remaining minimum lease payments, primarily due to the recognition of right-of-use assets and lease liabilities with respect to operating leases.

In June 2016, the FASB issued ASU No. 2016-13, “Financial Instruments—Credit Losses (Topic 326)” (“ASU 2016-13”), which amends several aspects of the measurement of credit losses on financial instruments based on an estimate of current expected credit losses. ASU 2016-13 will apply to loans, accounts receivable, trade receivables, other financial assets measured at amortized cost, loan commitments and other off-balance sheet credit exposures. ASU 2016-13 will also apply to debt securities and other financial assets measured at fair value through other comprehensive income. For the Company, ASU 2016-13 is effective for fiscal years beginning after December 15, 2022, with early adoption permitted. The adoption of Topic 326 is not expected to have a material impact on the condensed consolidated financial statements.

3.	JOINT VENTURE INVESTMENTS

NT Suez Holdco LLC — In September 2014, the Company formed a joint venture, NT Suez Holdco LLC (“NT Suez”), to purchase two Suezmax newbuildings. The two vessels were delivered in October and November 2016.

NT Suez is owned 51% by the Company and 49% by WLR/TRF Shipping S.a.r.l (“WLR/TRF”). WLR/TRF is indirectly owned by funds managed or jointly managed by WL Ross & Co, LLC (“WLR”), including WLR Recovery Fund V DSS AIV, L.P. and WLR V Parallel ESC, L.P., which are also shareholders of the Company. WLR is a fund manager that manages the Company’s largest shareholders.

As of June 30, 2021 and December 31, 2020, the investments NT Suez received from the Company and WLR/TRF aggregated $74,104, which was used for shipyard installment payments and working capital. During the six months ended June 30, 2021, NT Suez distributed $663 and $637 to the Company and WLR/TRF, respectively. During six months ended June 30, 2020, NT Suez distributed $1,989 and $1,911 to the Company and WLR/TRF, respectively.

Management has determined that NT Suez qualifies as a variable interest entity, and, when aggregating the variable interests held by the related parties (i.e. the Company and WLR/TRF), the Company is the primary beneficiary as the Company has the ability to direct the activities that most significantly impact NT Suez’s economic performance. Accordingly, the Company consolidates NT Suez.

Diamond Anglo Ship Management Pte. Ltd. — In January 2018, the Company and Anglo Eastern Investment Holdings Ltd. (“AE Holdings”), a third party, formed a joint venture, Diamond Anglo Ship Management Pte. Ltd. (“DASM”). DASM is owned 51% by the Company and 49% by AE Holdings as of June 30, 2021 and December 31, 2020, and was formed to provide ship management services to the Company’s vessels.

As of June 30, 2021 and December 31, 2020, the investments DASM received from the Company and AE Holdings totaled $51 and $49, respectively, which were used for general and administrative expenses.

Management has determined that DASM qualifies as a variable interest entity, and the Company is the primary beneficiary as the Company has the ability to direct the activities that most significantly impacts DASM’s economic performance. Accordingly, the Company consolidates DASM.

4.	Net (Loss) earnings Per Share

The computation of basic net (loss) earnings per share is based on the weighted-average number of common shares outstanding during the reporting period. The computation of diluted net (loss) earnings per share assumes the vesting of nonvested stock awards (refer to Note 14 — Stock-Based Compensation), for which the assumed proceeds upon vesting are deemed to be the amount of compensation cost attributable to future services and are not yet recognized using the treasury stock method, to the extent dilutive. All nonvested shares and RSUs outstanding as of June 30, 2021 were excluded from the computation of diluted net loss per share because all were potentially anti-dilutive. Of the 616,157 nonvested shares and RSUs outstanding as of June 30, 2020, 218,248 were excluded from the computation of diluted net earnings per share because these were potentially anti-dilutive (refer to Note 14 — Stock-Based Compensation).

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Common shares outstanding, basic:
Weighted-average common shares outstanding, basic	40,074,727	39,920,559	40,024,821	39,861,943

Common shares outstanding, diluted:
Weighted-average common shares outstanding, basic	40,074,727	39,920,559	40,024,821	39,861,943
Dilutive effect of restricted stock awards	—	190,789	—	229,704
Weighted-average common shares outstanding, diluted	40,074,727	40,111,348	40,024,821	40,091,647

5.	Vessel Dispositions

In December 2020, the Company’s Board of Directors approved selling the Aias and Amoureux, both 2008-built MR vessels. The Company reached an agreement to sell the Aias for $22.6 million in aggregate gross proceeds, and the Amoureux for $22.5 million in aggregate gross proceeds. The delivery of the Aias and Amoureux occurred in January and February 2021, respectively. The total loss of $26.3 million on the sale of the vessels was recorded to the condensed consolidated statement of operations in the year ended December 31, 2020. In connection with the sale of these two vessels, the Company repaid debt on the $360 Million Facility, as defined in Note 8 below, of $25.3 million and the revolving loan capacity was reduced by $6,980 during the six months ended June 30, 2021 in conjunction with the delivery of the Aias and Amoureux.

6.	Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Advances to Capital Ship Management Corp. (“CSM”) (Refer to Note 13 — Related Party Transactions)	$4,722	$1,453
Advances to technical managers	114	164
Insurance claims receivable	1,088	1,636
Prepaid insurance	1,009	1,234
Advances to agents	882	1,091
Deferred voyage costs	778	915
Other	916	1,244
Total prepaid expenses and other current assets	$9,509	$7,737

7.	ACCOUNTS PAYABLE AND ACCRUED EXPENSES

Accounts payable and accrued expenses consist of the following as of June 30, 2021 and December 31, 2020:

	June 30, 2021	December 31, 2020
Trade accounts payable and accrued expenses	$3,844	$6,609
Accrued vessel and voyage expenses	25,061	17,232
Accrued interest	119	86
Accrued vessel and voyage expenses and Other current liabilities (Refer to Note 13 — Related Party Transactions)	844	1,890
Total accounts payable and accrued expenses	$29,868	$25,817

8.	LONG-TERM DEBT

Long-term debt at June 30, 2021 and December 31, 2020 was comprised of the following:

	June 30, 2021	December 31, 2020
$360 Million Facility	$220,896	$227,500
$525 Million Facility	412,500	440,000
$66 Million Facility	45,226	47,421
Total	678,622	714,921
Less: Unamortized deferred financing costs	(10,741)	(12,531)
Less: Current portion	(168,725)	(196,325)
Long-term debt, net of deferred financing costs	$499,156	$506,065

$360 Million Facility — The $360 Million Facility consists of a term loan of $300,000 and a revolving loan of $60,000, and is collateralized by 28 vessels, with principal reductions based on a 17 year age-adjusted amortization schedule, payable on a quarterly basis. The term loan component of the $360 Million Facility bears interest at the Eurodollar Rate for a three-month interest period, plus a 2.65% interest rate margin, and the interest is paid quarterly. Commitment fees on undrawn amounts related to the revolving loan component of the $360 Million Facility are 1.06%. As of June 30, 2021, $53,000 of the revolving loan was drawn, while $20 was available and undrawn.

The $360 Million Facility permits the Company to pay dividends so long as the payment of dividends does not cause an event of default, and limits dividends payable so that they do not exceed in any fiscal quarter an amount that is equal to 50% of the adjusted consolidated net income of the Company in such fiscal quarter.

In connection with the Merger Agreement signing, the Company, Nordea Bank Abp, New York Branch (“Nordea”), as administrative agent and collateral agent, and the lenders under the $360 Million Facility entered into a consent letter dated March 30, 2021 (the “$360M Consent Letter”), pursuant to which the lenders party thereto consented to the Merger Transaction and waived any existing default or event of default and any default or event of default that would arise as a result of the Merger Transaction. Pursuant to the terms of the $360M Consent Letter, in connection with the consummation of the Merger Transaction, the $360 Million Facility was amended and restated (the “$360 Million A&R Facility”) to more closely mirror the representations, warranties and covenants of INSW’s credit facilities and to include INSW as a credit party. In addition, INSW provided a guaranty of the Company’s obligations under the $360 Million A&R Facility. The $360 Million A&R Facility includes covenants relating to, among other things, the ability to incur indebtedness, the ability to pay dividends, maintaining a minimum cash balance, collateral maintenance, maintaining a net debt to capitalization ratio and other customary restrictions. The $360 Million A&R Facility provided for customary events of default.

Each lender under the $360 Million Facility which provided its consent to the Merger Transaction and executed and delivered the $360 A&R Facility received a non-refundable consent fee equal to 0.20% of the aggregate principal amount of loans made available by such lender (including any undrawn commitment), and the fee was due and payable at the Effective Time and paid by the Company.

$525 Million Facility — The $525 Million Facility consists of a term loan of $375,000 and a revolving loan of $150,000, and is collateralized by 36 vessels, with principal reductions based on a 17 year age-adjusted amortization schedule, payable on a quarterly basis. The term loan component of the $525 Million Facility bears interest at the Eurodollar Rate for a three-month interest period, plus a 2.50% interest rate margin, and the interest is paid quarterly. Commitment fees on undrawn amounts related to the revolving loan component of the $525 Million Facility are 0.875%. As of June 30, 2021, the entirety of the $150,000 available revolving loan was drawn.

The $525 Million Facility permits the Company to pay dividends so long as the payment of dividends does not cause an event of default, and limits dividends payable so that they do not exceed in any fiscal quarter an amount that is equal to 50% of the adjusted consolidated net income of the Company in the preceding fiscal quarter.

In connection with the Merger Agreement signing, the Company, Nordea, as administrative agent and collateral agent, and the lenders under the $525 Million Facility entered into a consent letter dated March 30, 2021 (the “$525M Consent Letter”), pursuant to which the lenders party thereto consented to the Merger Transaction and waived any existing default or event of default and any default or event of default that would arise as a result of the Merger Transaction. Pursuant to the terms of the $525M Consent Letter, in connection with the consummation of the Merger Transaction, the $525 Million Facility was amended and restated (the “$525 Million A&R Facility”) to more closely mirror the representations, warranties and covenants of INSW’s credit facilities and to include INSW as a credit party. In addition, INSW provided a guaranty of the Company’s obligations under the $525 Million A&R Facility. The $525 Million A&R Facility includes covenants relating to, among other things, the ability to incur indebtedness, the ability to pay dividends, maintaining a minimum cash balance, collateral maintenance, maintaining a net debt to capitalization ratio and other customary restrictions. The $525 Million A&R Facility provides for customary events of default.

Each lender under the $525 Million Facility that provided its consent to the Merger Transaction and executed and delivered the $525 Million A&R Facility received a non-refundable consent fee equal to 0.20% of the aggregate principal amount of loans made available by such lender (including any undrawn commitment), and the fee was due and payable at the Effective Time and paid by the Company.

$66 Million Facility — The $66 Million Facility, which is collateralized by the two vessels controlled through NT Suez, is a nonrecourse term loan with reductions that are based on a 15-year amortization schedule, and are payable on a quarterly basis. Interest is paid quarterly, and the $66 Million Facility bears interest at the Eurodollar Rate for a three-month interest period, plus a 3.25% interest rate margin.

The $66 Million Facility permits the NT Suez joint venture to pay dividends so long as the payment of dividends does not cause an event of default, and does not exceed an amount equal to 75% of the consolidated net income, as determined in accordance with GAAP, of the borrower, which is the consolidated accounts of NT Suez.

In connection with the Merger Transaction, lenders under the $66 Million Facility have agreed pursuant to a consent and amendment letter dated March 30, 2021 (the “NT Suez Debt Consent”), among other things, to consent to the Merger Transaction (including waiving a mandatory prepayment that would otherwise be triggered by the Merger Transaction) and waive any existing event of default and any event of default that would arise as a result of the Merger Transaction. In addition, lenders under the $66 Million Facility agreed to amend the definition of “change of control” upon the closing of the Merger Transaction to reflect the ownership structure of INSW and its subsidiaries.

Each lender under the $66 Million Facility that provided its consent under the NT Suez Debt Consent received a non-refundable consent fee equal to 0.20% of the aggregate principal amount of loans of such lender, and was due and payable at the Effective Time and paid by NT Suez.

Interest Rates – The following table sets forth the effective interest rate associated with the interest costs for the Company’s debt facilities, including the rate differential between the fixed pay rate and the variable receive rate on the interest rate swap agreements that were in effect (refer to Note 9 — Interest Rate Swaps), combined, as well as the cost associated with the commitment fees. Additionally, the table includes the range of interest rates on the debt, excluding the impact of swaps and commitment fees:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2021	2020	2021	2020
Effective interest rate	2.95%	4.09%	2.98%	4.36%
Range of interest rates (excluding impact of swaps and unused commitment fees)	2.63% to 3.46%	3.95% to 4.71%	2.63% to 3.51%	3.95% to 5.32%

Restrictive Covenants — The Company’s credit facilities contain restrictive covenants and other non-financial restrictions. As of June 30, 2021, the $360 Million Facility and $525 Million Facility include, among other things, restrictions on the Company’s ability to incur indebtedness, limitations on dividends, minimum cash balance, collateral maintenance, leverage ratio requirements, minimum working capital requirements, and other customary restrictions. The $66 Million Facility includes restrictions and financial covenants including, among other things, restrictions on the Company’s ability to incur indebtedness, limitations on dividends, minimum cash balance, collateral maintenance, and other customary restrictions. The Company was in compliance with its financial covenants as of June 30, 2021.

Maturities – The aggregate maturities of debt during the remaining six months of the year ending December 31, 2021, and annually for the years ending December 31 are as follows:

2021 (for the remaining six months of the year)	$107,026
2022	123,600
2023	123,600
2024	324,396
Total	$678,622

9.	INTEREST RATE SWAPS

The Company uses interest rate swaps for the management of interest rate risk exposure, as the interest rate swaps effectively convert a portion of the Company’s debt from a floating to a fixed rate. The interest rate swaps are agreements between the Company and counterparties to pay, in the future, a fixed-rate payment in exchange for the counterparties paying the Company a variable payment. The amount of the net payment obligation is based on the notional amount of the swap contract and the prevailing market interest rates. The Company may terminate the swap contracts prior to their expiration dates, at which point a realized gain or loss would be recognized. The value of the Company’s commitment would increase or decrease based primarily on the extent to which interest rates move against the rate fixed for each swap. All derivatives are recognized on the Company’s Consolidated Balance Sheets at their fair values. For accounting hedges, on the date the derivative contract is entered into, the Company designates the derivative as (1) a hedge of the fair value of a recognized asset or liability or of an unrecognized firm commitment (“fair value” hedge) or (2) a hedge of a forecasted transaction (“cash flow” hedge).

On April 29, 2020, the Company entered into interest rate swap transactions, with multiple counterparties, which were designated as cash flow hedges. In accordance with these transactions, the Company will pay an average fixed-rate interest amount of 0.54% and will receive floating rate interest amounts based on three-month LIBOR settings. These interest rate swaps are designated as cash flow hedges with a start date of June 30, 2020 and an end date of December 23, 2024, with an aggregate notional amount outstanding of $171,931 at June 30, 2021.

The derivative asset and liability balances at June 30, 2021 and December 31, 2020 are as follows:

	Asset Derivatives			Liability Derivatives
		Fair Value			Fair Value
	Balance Sheet Location	June 30, 2021	December 31, 2020	Balance Sheet Location	June 30, 2021	December 31, 2020
Derivatives designated as hedging instruments
Interest rate contracts	Derivative asset (Current assets)	$—	$—	Derivative liability (Current liabilities)	$552	$580
Interest rate contracts	Derivative asset (Noncurrent assets)	369	—	Derivative liability (Noncurrent liabilities)	—	569
Total derivatives designated as hedging instruments		369	—		552	1,149
Total Derivatives		$369	$—		$552	$1,149

The components of Accumulated other comprehensive loss included in the Condensed Consolidated Balance Sheets consist of net unrealized loss on cash flow hedges as of June 30, 2021 and December 31, 2020.

The following table presents the gross amounts of these liabilities with any offsets to arrive at the net amounts recognized in the Condensed Consolidated Balance Sheets at June 30, 2021 and December 31, 2020:

		Gross Amounts Offset in the	Net Amounts of Liabilities Presented in the	Gross Amounts not Offset in the Condensed Consolidated Balance Sheets
	Gross Amounts of Recognized Liabilities	Condensed Consolidated Balance Sheets	Condensed Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received	Net Amount
June 30, 2021 Derivatives	$552	$—	$552	$—	$—	$552
December 31, 2020 Derivatives	1,149	—	1,149	—	—	1,149

The following table presents the gross amounts of these assets with any offsets to arrive at the net amounts recognized in the Condensed Consolidated Balance Sheets at June 30, 2021 and December 31, 2020:

		Gross Amounts Offset in the	Net Amounts of Assets Presented in the	Gross Amounts not Offset in the Condensed Consolidated Balance Sheets
	Gross Amounts of Recognized Assets	Condensed Consolidated Balance Sheets	Condensed Consolidated Balance Sheets	Financial Instruments	Cash Collateral Received	Net Amount
June 30, 2021 Derivatives	$369	$—	$369	$—	$—	$369
December 31, 2020 Derivatives	—	—	—	—	—	—

10.	ACCUMULATED OTHER COMPREHENSIVE Loss

The components of Accumulated other comprehensive loss income included in the Condensed Consolidated Balance Sheets consist of net unrealized loss on cash flow hedges as of June 30, 2021 and December 31, 2020.

The changes in Accumulated other comprehensive loss by component are as follows:

	For the Six Months Ended June 30,
	2021	2020
Accumulated other comprehensive loss – January 1,	$(1,149)	$—
Other comprehensive income before reclassifications	1,265	(896)
Amounts reclassified from Accumulated other comprehensive loss	(298)	—
Other comprehensive income (loss) for the period	967	(896)
Accumulated other comprehensive loss – June 30,	$(182)	$(896)

The realized loss for the six months ended June 30, 2021 reclassified from Accumulated other comprehensive loss consists of a realized loss of $298 related to interest rate swap contracts. The realized gain reclassified from Accumulated other comprehensive loss are presented in Interest expense in the Condensed Consolidated Statements of Operations.

11.	FAIR VALUE OF FINANCIAL INSTRUMENTS

The fair values and carrying amounts of the Company’s financial instruments at June 30, 2021 and December 31, 2020 that are required to be disclosed at fair value, but not recorded at fair value, are as follows:

	June 30, 2021		December 31, 2020
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
Cash and cash equivalents	$95,289	$95,289	$98,059	$98,059
Restricted cash	6,392	6,392	6,140	6,140
Variable rate debt	678,622	678,622	714,921	714,921

The following methods and assumptions are used in estimating the fair value of disclosures for financial instruments:

Cash and cash equivalents, and Restricted cash: The carrying amounts reported in the condensed consolidated balance sheets for Cash and cash equivalents, and Restricted cash approximate fair value. Cash and cash equivalents, and Restricted cash are considered Level 1 items as they represent liquid assets with short-term maturities.

Variable Rate Debt: The fair value of variable rate debt is based on management’s estimate of rates the Company could obtain for similar debt of the same remaining maturities. Additionally, the Company considers its creditworthiness in determining the fair value of variable rate debt under the credit facilities. The carrying amounts in the above table, which exclude the impact of deferred financing costs, approximate the fair market value for the variable rate debt. Variable rate debt is considered to be a Level 2 item as the Company considers the estimate of rates it could obtain for similar debt.

The fair value of an asset or liability is based on assumptions that market participants would use in pricing the asset or liability. The hierarchies of inputs used when determining fair value are described below:

Level 1: Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these instruments does not entail a significant degree of judgment.

Level 2: Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model-derived valuations in which all significant inputs and significant value drivers are observable in active markets.

Level 3: Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

The assessment of the significance of a particular input to the fair value measurement requires judgment and may affect the valuation of financial instruments and the placement of financial instruments within the fair value hierarchy.

The table below provides the financial instruments carried at fair value based on the levels of hierarchy as of the valuation date listed:

	Level 1	Level 2	Level 3	Total
June 30, 2021
Derivative assets	$—	$369	$—	$369
Derivative liabilities	—	552	—	552

December 31, 2020
Derivative liabilities	—	1,149	—	1,149

Derivative Assets and Liabilities: The fair value of the derivative assets and liabilities, which relate to the interest rate swaps used for hedging purposes, is the estimated amount the Company would receive or pay for the asset or liability to terminate the swap agreements at the reporting date, taking into account current interest rates and the current creditworthiness of the swap counterparties. Interest rate swaps are considered to be a Level 2 item as the Company, using the income approach to value the derivatives, uses observable Level 2 market inputs at measurement date and standard valuation techniques to convert future amounts to a single present amount assuming that participants are motivated, but not compelled to transact. Level 2 inputs for the valuations are limited to quoted prices for similar assets in active markets (specifically, futures contracts on LIBOR for the first two years) and inputs other than quoted prices that are observable for the asset (specifically, LIBOR, cash and swap rates and credit risk at commonly quoted intervals). Mid-market pricing is used as a practical expedient for fair value measurements. Refer to Note 9 — Interest Rate Swaps for further information regarding the Company’s interest rate swap agreements.

The Company does not currently have any Level 3 financial assets and there have been no transfers in and/or out of Level 3 during the six months ended June 30, 2021 and 2020.

12.	REVENUE FROM TIME CHARTERS

The future minimum revenues, before inclusion of profit-sharing revenue, if any, expected to be received on irrevocable time charters for which revenues can be reasonably estimated and the related revenue days that the vessels are available for employment, and not including charterers’ renewal options for the remaining six months of the year ending December 31, 2021, and annually for the year ending December 31, 2022 are as follows:

2021 (for the remaining six months of the year)	$16,780
2022	13,511
Total future committed revenue	$30,291

13.	Related Party Transactions

During the three and six months ended June 30, 2021 and 2020, the Company had the following related party transactions.

Capital Ship Management Corp. (“CSM”) —CSM was contracted to provide commercial and technical management services for certain vessels acquired in March 2019.

Concurrently with the execution and delivery of the Merger Agreement, the Company entered into a termination agreement with CSM (the “Capital Termination Agreement”), dated as of March 30, 2021, whereby, upon the completion of certain events and obligations, including consummation of the Merger Transaction, the following managerial agreements were terminated: (i) the commercial management agreement, dated as of March 27, 2019, by and between the Company and CSM; (ii) the management and services agreement, dated as of March 27, 2019, by and between the Company and CSM; and (iii) each technical management agreement, dated as of March 27, 2019, by and between certain of the Company’s vessel-owning subsidiaries and CSM (also referred to as part II shipman 2009 standard ship management agreement).

Pursuant to the Capital Termination Agreement, at the Effective Time, the Company (i) paid, or cause to be paid to CSM, an amount equal to $30 million minus a certain specified termination fee adjustment amount and (ii) delivered, or cause to be delivered, an amount equal to $4 million minus a certain specified adjustment amount, to be held in escrow and distributed to CSM on the first day on which certain vessels currently managed by CSM have been transitioned.

The Capital Termination Agreement provides that, with respect to each vessel managed by CSM that is on a time charter, the parties jointly approach the time charterers to agree to a change in technical management as soon as reasonably practicable following the Effective Time. However, if an earlier transition cannot be agreed upon, then CSM provides technical management services to such vessel through the end of the time charter and, if necessary, for a period of time until a transition is reasonably practicable. In addition, CSM has agreed to provide (i) commercial management services until each such vessel is transitioned and (ii) the certain additional services outlined in the Capital Termination Agreement. With respect to vessels not on a time charter, the parties to the Capital Termination Agreement have agreed to use their reasonable best efforts to (A) commence planning and coordination for the transition of commercial and technical management of such vessels that are not on a time charter from CSM and/or its affiliates and (B) facilitate such transition on the earliest practical date after the Effective Time.

For more information, please see the Capital Termination Agreement filed as an exhibit to the 8-K/A dated April 7, 2021.

As of June 30, 2021 and following the sales of the M/T Aias and M/T Amoureux in January 2021 and February 2021, respectively, CSM managed 23 vessels. For the three and six months ended June 30, 2021 and 2020, the following transactions were recorded for these services:

●	For the three and six months ended June 30, 2021, $2,086 and $3,891, respectively, and for the three and six months ended June 30, 2020, $1,934 and $3,867, respectively, was incurred for technical management services, which is included in Vessel expenses in the condensed consolidated statements of operations and have been paid as of June 30, 2021.

●	For the three and six months ended June 30, 2021, $501 and $983, respectively, and for the three and six months ended June 30, 2020, $622 and $1,367, respectively, was incurred for commercial management services, which is included in Voyage expenses in the condensed consolidated statements of operations. As of June 30, 2021, $448 remains unpaid, and is included in Accounts payable and accrued expenses in the condensed consolidated balance sheet.

●	For the three and six months ended June 30, 2021, $499 and $992, respectively, and for the three and six months ended June 30, 2020, $499 and $996, respectively, was incurred for general management services, which is included in General and administrative expenses in the condensed consolidated statements of operations. As of June 30, 2021, $164 remains unpaid, and is included in Accounts payable and accrued expenses in the condensed consolidated balance sheet.

Working capital is advanced to CSM to procure both voyage and vessel costs. At June 30, 2021, the net funds advanced totaled $3,878 of which $4,722 is included in Prepaid Expense and Other Current Assets in the condensed consolidated balance sheet (refer to Note 6 — Prepaid Expenses and Other Current Assets), and the $844 liability is included in Accounts payable and accrued expenses in the condensed consolidated balance sheet (refer to Note 7 — Accounts Payable and Accrued Expenses). At December 31, 2020, the net funds owed totaled $437, of which $1,453 is included in Prepaid Expense and Other Current Assets in the condensed consolidated balance sheet, and the $1,890 liability is included in Accounts payable and accrued expenses in the condensed consolidated balance sheet.

14.	Stock-Based Compensation

2019 Equity Incentive Plan — Under the 2019 Equity Incentive Plan (“2019 Plan”), the Company’s Board of Directors, the Compensation Committee, or their designees may grant a variety of stock-based incentive awards representing an aggregate of 3,989,000 shares of common stock to the Company’s officers, directors, employees, and consultants. Such awards include stock options, stock appreciation rights, restricted (nonvested) stock, restricted stock units, and unrestricted stock.

Restricted Stock Units — The Company has issued restricted stock units (“RSUs”) under the 2019 Plan to certain members of the Board of Directors, an executive and certain employees of the Company, which represent the right to receive a share of common stock, or in the sole discretion of the Company’s Compensation Committee, the value of a share of common stock on the date that the RSU vests. Such shares of common stock will only be issued to certain directors, an executive and employees when their RSUs vest under the terms of their grant agreements and 2019 Plan described above.

The RSUs that have been issued to certain members of the Board of Directors vest one year from the date of grant. The RSUs that have been issued to other individuals vest ratably on each of the three anniversaries of the determined vesting date. The table below summarizes the Company’s unvested RSUs for the six months ended June 30, 2021:

		Weighted
	Number of	Average Grant
	RSUs	Date Price
Outstanding at January 1, 2021	63,270	$12.97
Granted	51,056	10.15
Vested	(36,233)	11.45
Forfeited	—	—

Outstanding at June 30, 2021	78,093	$11.83

The following table summarizes certain information of the RSUs unvested and vested as of June 30, 2021:

Unvested RSUs			Vested RSUs
June 30, 2021			June 30, 2021
Weighted
	Weighted	Average		Weighted
	Average	Remaining		Average
Number of	Grant Date	Contractual	Number of	Grant Date
RSUs	Price	Life	RSUs	Price
78,093	$11.83	1.5	88,795	$12.72

The Company is amortizing these grants over the applicable graded vesting periods. Forfeitures are taken into account when they occur. As of June 30, 2021, unrecognized compensation cost of $599 related to RSUs will be recognized over a weighted-average period of 1.5 years. For the three and six months ended June 30, 2021, the Company recognized $162 and $315, respectively, three and six months ended June 30, 2020, the Company recognized $160 and $370, respectively, of nonvested stock amortization expense for the RSUs, which is included in General and administrative expenses.

Restricted Stock — Under the 2019 Plan, grants of restricted common stock were issued to certain members of the Board of Directors, executives and employees. The restricted common stock issued to certain members of the Board of Directors vest one year from the date of grant. The restricted common stock issued to certain executives and employees ordinarily vest ratably on each of the three anniversaries of the determined vesting date. The table below summarizes the Company’s nonvested stock awards for the six months ended June 30, 2021 which were issued under the 2019 Plan:

		Weighted
	Number of	Average Grant
	Shares	Date Price
Outstanding at January 1, 2021	465,314	$12.96
Granted	172,410	8.40
Vested	(208,034)	13.09
Forfeited	(2,140)	13.70

Outstanding at June 30, 2021	427,550	$11.49

The Company is amortizing these grants over the applicable graded vesting periods. Forfeitures are taken into account when they occur. As of June 30, 2021, unrecognized compensation cost of $2,514 related to nonvested stock will be recognized over a weighted-average period of 2.0 years. For the three and six months ended June 30, 2021, the Company recognized $698 and $1,473, respectively, and for the three and six months ended June 30, 2020, the Company recognized $856 and $1,980, respectively, in nonvested stock amortization expense for the 2019 Plan restricted stock, which is included in General and administrative expenses.

Performance Awards — The Company granted performance awards that contain service, performance-based and/or market-based vesting criteria. Vesting occurs if the recipient remains employed and depends on the degree to which performance goals are achieved during the three-year performance period (as defined in the award agreements). The table below summarizes the Company’s nonvested performance awards for the six months ended June 30, 2021 which were issued under the 2019 Plan:

		Weighted
	Number of	Average Grant
	Shares	Date Price
Outstanding at January 1, 2021	133,305	$12.60
Granted	141,419	9.19
Vested	—	—
Forfeited	—	—

Outstanding at June 30, 2021	274,724	$10.84

For the three and six months ended June 30, 2021, the Company recognized $248 and $406, respectively, and $93 for the three and six months ended June 30, 2020, in nonvested stock amortization expense for the 2019 Plan performance awards, which is included in General and administrative expenses. As of June 30, 2021, unrecognized compensation cost of $2,200 related to nonvested stock will be recognized over a weighted-average period of 2.3 years.

The future compensation to be recognized for the aforementioned RSUs, restricted stock and performance awards as of June 30, 2021 is as follows:

2021 (for the remaining six months of the year)	$1,899
2022	2,370
2023	915
2024	129
Total	$5,313

In connection with the Merger Transaction, 78,093, 279,803 and 274,724 RSUs, shares of restricted stock and performance award shares, respectively, vested at the Effective Time in connection with the change of control provisions in the applicable agreements.

15.	COMMITMENTS AND CONTINGENCIES

Commitments — The Company’s contracts for the construction and installation of ballast water treatment systems contain differing prices depending on where the ballast water treatment systems are installed. After the contracts were signed, China was selected as the location to install the systems. However, during the second quarter of 2021, the installation location was changed in Turkey, which caused an increase of $3,985 in cost that will be paid throughout the remainder of 2021.

Contingencies — From time to time, the Company may be subject to legal proceedings and claims in the ordinary course of its business. Such claims, even if lacking merit, could result in the expenditure of significant financial and managerial resources. The Company is not aware of any legal proceedings or claims that it believes will have, individually or in the aggregate, a material effect on the Company, its financial condition, results of operations or cash flows.

16.	SEGMENT REPORTING

The Company is engaged primarily in the ocean transportation of crude oil and petroleum products in the international market through the ownership and operation of a diversified fleet of vessels. The international shipping industry has many distinct market segments based, in large part, on the size and design configuration of vessels required. Rates in each market segment are determined by a variety of factors affecting the supply and demand for vessels to move cargoes in the trades for which they are suited. Tankers are not bound to specific ports or schedules and therefore can respond to market opportunities by moving between trades and geographical areas. The Company’s vessels regularly navigate in international waters, over hundreds of trade routes, to hundreds of ports and, as a result, the disclosure of geographic information is impracticable. The Company charters its vessels primarily on voyage charters and on time charters.

The Company has two reportable segments, Crude Tankers and Product Carriers. Segment results are evaluated based on income from operations. The accounting policies applied to the reportable segments are the same as those used in the preparation of the Company’s consolidated financial statements.

Results for the Company’s revenue and loss from operations by segment for the three and six months ended June 30, 2021 and 2020 are as follows:

	Crude Tankers	Product Carriers	Total
Three Months Ended June 30, 2021
Total revenue	$33,456	$63,115	$96,571
Voyage expenses	(18,535)	(18,225)	(36,760)
Vessel expenses	(9,037)	(29,861)	(38,898)
Depreciation and amortization	(8,970)	(19,049)	(28,019)
General, administrative and management fees(1)	(1,386)	(5,136)	(6,522)
Other corporate expenses	(86)	(307)	(393)
Loss from operations	$(4,558)	$(9,463)	$(14,021)

Three Months Ended June 30, 2020
Voyage revenue	$69,873	$113,680	$183,553
Voyage expenses	(14,660)	(34,689)	(49,349)
Vessel expenses	(12,662)	(29,076)	(41,738)
Depreciation and amortization	(9,974)	(18,797)	(28,771)
General, administrative and management fees(1)	(1,829)	(5,656)	(7,485)
Income from operations	$30,748	$25,462	$56,210

	Crude Tankers	Product Carriers	Total
Six Months Ended June 30, 2021
Voyage revenue	$63,394	$120,897	$184,291
Voyage expenses	(32,794)	(37,016)	(69,810)
Vessel expenses	(18,830)	(62,030)	(80,860)
Depreciation and amortization	(17,944)	(38,126)	(56,070)
General, administrative and management fees(1)	(2,735)	(10,305)	(13,040)
Other corporate expenses	(1,067)	(4,106)	(5,173)
Loss from operations	$(9,976)	$(30,686)	$(40,662)

Six Months Ended June 30, 2020
Voyage revenue	$160,502	$232,776	$393,278
Voyage expenses	(43,009)	(81,021)	(124,030)
Vessel expenses	(23,884)	(59,390)	(83,274)
Depreciation and amortization	(19,921)	(37,610)	(57,531)
General, administrative and management fees(1)	(3,806)	(11,803)	(15,609)
Income from operations	$69,882	$42,952	$112,834

(1)	Includes direct general and administrative expenses and indirect general and administrative expenses (allocated to each segment based on a formula).

The reconciliations of total assets of the segments to amounts included in the condensed consolidated balance sheets are as follows:

	June 30, 2021	December 31, 2020
Crude Tankers	$750,128	$812,261
Product Carriers	1,122,179	1,144,562
Corporate unrestricted cash and cash equivalents	4,680	3,357
Other unallocated amounts	1,660	1,663
Consolidated total assets	$1,878,647	$1,961,843

17.	SUBSEQUENT EVENTS

The Company has evaluated all subsequent events through September 30, 2022, the date that these condensed consolidated financial statements were available to be issued, to ensure that these condensed consolidated financial statements include appropriate recognition and disclosure of recognized events as of June 30, 2021. Other than as disclosed elsewhere in these condensed consolidated financial statements, there were no subsequent events that the Company believes require recognition or disclosure.